Exhibit 99.1
BeiGene Reports Fourth Quarter and Full Year 2023 Financial Results and Business Updates
•Continued rapid global growth with record total revenues of $634 million in fourth quarter and $2.5 billion in full-year 2023, increases of 67% and 74% from the prior-year periods
•Strengthened leadership in hematology with global BRUKINSA® (zanubrutinib) sales of $413 million and $1.3 billion for the quarter and full year, increases of 135% and 129%
•Progressed innovative hematology pipeline with initiation of four registrational trials for sonrotoclax, including global Phase 3 study in treatment-naïve CLL, and two global expansion cohorts for BTK CDAC in R/R CLL, R/R MCL
•Sustained growth with diverse product and geographic revenue mix and improved operating leverage

BASEL, Switzerland; BEIJING; and CAMBRIDGE, Mass. — (BUSINESS WIRE) — BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global oncology company, today reinforced its continued global expansion, rapid global and U.S. revenue growth, and innovative R&D strategy with the presentation of results from the fourth quarter and full year 2023 and business highlights.
“BeiGene made great progress in the fourth quarter and full year 2023 toward our goal to become an impactful next-generation oncology innovator. We have solidified our leadership in hematology with the continued success of BRUKINSA’s global launch, led by U.S. and Europe,” said John V. Oyler, Chairman, Co-Founder and CEO at BeiGene. “Our cost advantaged research and development and manufacturing have enabled us to build one of the largest and most exciting oncology pipelines in the industry. We look forward to a transformative year for BeiGene as we continue to deliver on operational excellence propelled by outstanding growth in revenue across new and existing geographies.”
Key Business and Pipeline Highlights
•Product revenues for the quarter, $630.5 million, and full year, $2.2 billion, increased 86% and 75% from prior-year totals;
•Disciplined management of operating expense growth drove operating loss decreases of 18% and 33% on a GAAP basis and 28% and 47% on an adjusted basis for the quarter and full year;
•Solidified BRUKINSA’s position as a BTK inhibitor of choice with U.S. Food and Drug Administration (FDA) approval of a label update to include superior progression-free survival (PFS) results at a median follow up of 29.6 months from the Phase 3 ALPINE trial comparing BRUKINSA against IMBRUVICA® (ibrutinib) in previously treated patients with relapsed or refractory (R/R) chronic lymphocytic leukemia (CLL);
•Expanded global label for BRUKINSA with European Commission approval for the treatment of adult patients with R/R follicular lymphoma (FL) who have received at least two prior systematic treatments, making it the first BTK inhibitor ever approved in this indication and the BTK inhibitor with the broadest label in the class;
•Demonstrated leadership in hematology and strength of the Company’s pipeline with 25 abstracts presented at the American Society of Hematology (ASH) Annual Meeting in December, including:
◦Updated results from the ALPINE trial demonstrating sustained PFS superiority at a median follow up of 39 months for BRUKINSA against IMBRUVICA for the treatment of adult patients with R/R CLL;
◦Phase 1/2 trial data for sonrotoclax demonstrating safety and tolerability in combination with BRUKINSA with deep and durable responses in treatment-naïve CLL; promising single-agent activity in patients with R/R marginal zone lymphoma; and promising efficacy and safety in combination with dexamethasone in multiple myeloma (MM) with t(11,14); and
◦First-in-human data for BTK CDAC BGB-16673 demonstrating notable clinical responses and a tolerable safety profile in heavily pretreated patients with B-cell malignancies, including those with BTKi-resistant disease.
•Expanded the global impact of anti-PD-1 antibody TEVIMBRA® (tislelizumab) with a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommending approval as a treatment for non-small cell lung cancer (NSCLC) across three indications, EMA acceptance of submission for the treatment of adult patients with first-line esophageal squamous cell carcinoma (ESCC), and regulatory reviews ongoing in 10 markets, including the U.S. and Europe; and

Exhibit 99.1
•Advanced innovative R&D strategy by entering five New Molecular Entities (NMEs) into the clinic in 2023, including potential best-in-class CDK4 inhibitor BGB-43395.

Fourth Quarter and Full Year 2023 Financial Highlights

Revenue for the fourth quarter and full year 2023 was $634.4 million and $2.5 billion, respectively, compared to $380.1 million and $1.4 billion in the prior-year periods. The increase in total revenue in the quarter compared to the prior year is primarily attributable to product sales growth in the Company’s major markets. For the fourth quarter and full year 2023, the U.S. was the largest market the Company derived revenue from, with revenue of $313.2 million and $1.1 billion, respectively, compared to $155.4 million and $502.6 million in the prior-year periods. The Company expects this trend to continue in 2024 as U.S. sales of BRUKINSA continue to grow.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net product revenues	$630,526	$339,022	$2,189,852	$1,254,612
Net revenue from collaborations	$3,883	$41,073	$268,927	$161,309
Total Revenue	$634,409	$380,095	$2,458,779	$1,415,921

GAAP loss from operations	$(383,795)	$(468,622)	$(1,207,736)	$(1,789,665)
Adjusted loss from operations*	$(267,224)	$(372,480)	$(752,473)	$(1,420,225)

* For an explanation of our use of non-GAAP financial measures refer to the "Use of Non-GAAP Financial Measures" section later in this press release and for a reconciliation of each non-GAAP financial measure to the most comparable GAAP measures, see the table at the end of this press release.

Product Revenue totaled $630.5 million and $2.2 billion for the fourth quarter and full year 2023, respectively, compared to $339.0 million and $1.3 billion in the prior-year periods, and include:
•Global sales of BRUKINSA of $413.0 million and $1.3 billion for the fourth quarter and full year 2023, respectively, compared to $176.1 million and $564.7 million in the prior-year periods;
•Sales of tislelizumab of $128.0 million and $536.6 million for the fourth quarter and full year 2023, respectively, compared to $102.2 million and $422.9 million in the prior-year periods;
•Sales of Amgen in-licensed products of $51.1 million and $188.3 million for the fourth quarter and full year 2023, respectively, compared to $27.7 million and $114.6 million in the prior-year periods.
Gross Margin as a percentage of global product sales for the fourth quarter and full year 2023 was 83.2% and 82.7%, respectively, compared to 78.3% and 77.2% in the prior-year periods. The gross margin percentage increased in both the quarter-over-quarter and year-over-year period due to a proportionally higher product sales mix of global BRUKINSA compared to other products in our portfolio and compared to lower margin in-licensed products, as well as lower costs per unit for both BRUKINSA and tislelizumab.

Exhibit 99.1
Operating Expenses
The following table summarizes operating expenses for the fourth quarter 2023 and 2022, respectively:

	GAAP			Non-GAAP
(in thousands, except percentages)	Q4 2023	Q4 2022	% Change	Q4 2023	Q4 2022	% Change
Research and development	$493,987	$446,023	11%	$437,383	$404,186	8%
Selling, general and administrative	$416,547	$328,984	27%	$361,435	$275,648	31%
Amortization(1)	$1,838	$188	878%	$—	$—	NM
Total operating expenses	$912,372	$775,195	18%	$798,818	$679,834	18%
The following table summarizes operating expenses for the full year 2023 and 2022, respectively:

	GAAP			Non-GAAP
(in thousands, except percentages)	FY 2023	FY 2022	% Change	FY 2023	FY 2022	% Change
Research and development	$1,778,594	$1,640,508	8%	$1,558,960	$1,474,919	6%
Selling, general and administrative	$1,504,501	$1,277,852	18%	$1,284,689	$1,077,977	19%
Amortization(1)	$3,500	$751	366%	$—	$—	NM
Total operating expenses	$3,286,595	$2,919,111	13%	$2,843,649	$2,552,896	11%
(1)Relates to BMS product distribution rights intangible asset that was fully amortized as of December 31, 2023, when the rights reverted back to BMS under the terms of the Settlement Agreement.

Research and Development (R&D) Expenses increased for the fourth quarter and full year 2023 compared to the prior-year periods on both a GAAP and adjusted basis primarily due to investing in new platforms/modalities to advance preclinical programs into the clinic and early clinical programs into late stage. Upfront fees related to in-process R&D for in-licensed assets totaled $31.8 million and $46.8 million in the fourth quarter and full year 2023, respectively, compared to $48.7 million and $68.7 million in the prior-year periods.

Selling, General and Administrative (SG&A) Expenses increased for the fourth quarter and full year 2023 compared to the prior-year periods on both a GAAP and adjusted basis due to continued investment in the global commercial launch of BRUKINSA primarily in the U.S. and Europe.

Net Loss
GAAP net loss improved for the fourth quarter and full year 2023, as compared to the prior-year periods, primarily attributable to reduced operating losses and the non-operating gain of $362.9 million related to the BMS arbitration settlement for full year 2023.
For the fourth quarter of 2023, net loss per share was $0.27 per share and $3.53 per ADS, compared to $0.33 per share and $4.29 per ADS in the prior-year period. Net loss for full year 2023 was $0.65 per share and $8.45 per ADS, compared to $1.49 per share and $19.43 per ADS in the prior-year period.
Cash, Cash Equivalents, and Restricted Cash

	Year Ended December 31,
	2023	2022
	(in thousands)
Cash, cash equivalents and restricted cash at beginning of period	$3,875,037	$4,382,887
Net cash used in operating activities	(1,157,453)	(1,496,619)
Net cash provided by investing activities	60,004	1,077,123
Net cash provided by (used in) financing activities	416,478	(18,971)
Net effect of foreign exchange rate changes	(8,082)	(69,383)
Net decrease in cash, cash equivalents and restricted cash	(689,053)	(507,850)
Cash, cash equivalents and restricted cash at end of period	$3,185,984	$3,875,037

Exhibit 99.1
Cash Used in Operations in fourth quarter and full year 2023, was $221.6 million and $1.2 billion, respectively, compared to $318.2 million and $1.5 billion in the prior-year periods, driven by improved operating leverage.
For further details on BeiGene’s 2023 Financial Statements, please see BeiGene’s Annual Report on Form 10-K for the year of 2023 filed with the U.S. Securities and Exchange Commission.

Regulatory Progress and Development Programs
Key Highlights
•Solidified BRUKINSA as a BTK inhibitor of choice with PFS superiority label update from the FDA, approvals in R/R FL in Europe and Canada
•Expanded TEVIMBRA global reach with pending regulatory submissions in 10 markets, including the U.S. and Europe
•Enrolled first patients in a Phase 3 global trial of sonrotoclax in first-line CLL and expansion cohorts with registration potential for BTK CDAC

Exhibit 99.1

Category	Asset	Recent Milestones
Regulatory Approvals	BRUKINSA
•Received FDA approved label update to include superior PFS results in adult patients with R/R CLL/SLL based on results from the Phase 3 ALPINE trial
•Received approval from European Commission and authorization from Health Canada for the treatment of adult patients with R/R FL in combination with obinutuzumab who have received at least two prior lines of systemic therapy
•Received regulatory approval in four additional markets for R/R and treatment-naïve (TN) CLL

TEVIMBRA
•Received China National Medicinal Products Administration (NMPA) approval as first-line treatment in patients with unresectable hepatocellular carcinoma
•Received approval from the UK Medicines and Healthcare Regulatory Agency (MHRA) as second-line treatment in patients with advanced ESCC

Regulatory Submissions	Tislelizumab
•Received a positive opinion from the CHMP of the EMA recommending approval as a treatment for NSCLC across three indications
•Received NMPA acceptance of a supplemental Biologics License Application (sBLA) submission for the treatment of previously untreated extensive stage small cell lung cancer (ES-SCLC) in combination with chemotherapy
•Received NMPA acceptance of a sBLA submission for treatment plus platinum-based chemotherapy followed by adjuvant treatment of adult patients with resectable Stage II or IIIA NSCLC
•Received EMA acceptance of submission for the treatment of adult patients with first-line ESCC

Clinical Activities	BRUKINSA	•Announced positive follow-up data from the Phase 3 ALPINE study in R/R CLL/SLL versus IMBRUVICA at ASH showing sustained PFS benefit and persistently lower rates of cardiovascular events
	Tislelizumab	•Enrolled first patient in a Phase 1 clinical trial evaluating subcutaneous injection in the first-line treatment of patients with advanced or metastatic NSCLC
Sonrotoclax (BGB-11417)
•FDA granted orphan designations for multiple myeloma (MM), Waldenstrom’s macroglobulinemia (WM), acute myeloid leukemia (AML), and mantle cell lymphoma (MCL)
•Enrolled first patient in a global pivotal trial in combination with BRUKINSA in first-line CLL
•Presented data at ASH demonstrating:
◦Sonrotoclax is safe and tolerable in combination with BRUKINSA with deep and durable responses in TN CLL
◦Encouraging data with potential to be first BCL2i approved in MM with t(11,14)
◦Promising single-agent activity in patients with R/R MZL

BTK CDAC (BGB-16673)
•Presented data at ASH from ongoing first-in-human study demonstrating notable clinical responses and a tolerable safety profile in heavily pretreated patients with B-cell malignancies, including those with BTKi-resistant disease
•Enrolled first patients in R/R MCL expansion cohort with potential for registration
•Fast Track and Orphan Drug designations received from FDA for R/R MCL

Anti-LAG3 (LBL-0071)
•In partnership with Leads Biolabs, first subject enrolled in a Phase 2 study as first-line treatment in patients with inoperable locally advanced or metastatic ESCC in combination with tislelizumab and chemotherapy

	Early development	•Fully enrolled the first two cohorts in Phase 1 clinical trials for NME BGB-43395 (CDK4 inhibitor)

Exhibit 99.1
Anticipated Upcoming Milestones
Key Highlights

•Secure FDA approval for BRUKINSA in combination with obinutuzumab in R/R FL, making it the BTK inhibitor with the broadest label in the class
•Receive FDA approval for tislelizumab in first- and second-line ESCC, demonstrating global expansion of innovative solid tumor portfolio

Category	Asset	Anticipated Milestones
Anticipated Regulatory Approvals	BRUKINSA
•Receive FDA approval in combination with obinutuzumab for the treatment of adult patients with R/R FL who have received at least two prior lines of systemic therapy in March 2024 and NMPA approval in June 2024

Tislelizumab
•Receive FDA approval for the treatment of second line ESCC in first half of 2024
•Receive FDA approval for the treatment of first-line unresectable, recurrent, locally advanced, or metastatic ESCC with a target PDUFA in July 2024
•Receive EMA approval for the treatment of first line metastatic NSCLC in combination with chemotherapy and second line metastatic NSCLC as monotherapy in the first half of 2024
•Receive NMPA approval for the treatment of previously untreated ES-SCLC in combination with chemotherapy in the third quarter of 2024
•Receive NMPA approval for the first-line treatment of inoperable, locally advanced, or metastatic gastric or gastroesophageal junction (G/GEJ) carcinoma in the second quarter of 2024

Anticipated Regulatory Submissions	BRUKINSA	•Submit an sNDA for a new tablet formulation with the EMA and Health Canada in the first of half of 2024 and the FDA in the second half of 2024
Tislelizumab
•Submit a marketing application with the Japan PMDA for the treatment of first- and second-line ESCC in the first half of 2024
•Submit an sBLA with the EMA for the first-line treatment of inoperable, locally advanced, or metastatic G/GEJ carcinoma in the first quarter of 2024

Zanidatamab[2]
•In partnership with Jazz Pharmaceuticals and Zymeworks, submit a BLA with the NMPA for treatment of HER2-amplified inoperable and advanced or metastatic biliary tract cancer in the second half of 2024

Anticipated Clinical Activities	Sonrotoclax	•Complete enrollment in a global Phase 2 trial in R/R MCL with potential for registration in the second quarter of 2024
	Ociperlimab (Anti-TIGIT)	•Complete enrollment in the Phase 3 AdvanTIG-302 trial in first-line NSCLC in the first quarter of 2024
	Tarlatamab[3] (DLL3 x CD3 bispecific T-cell engager)	•In partnership with Amgen, begin China enrollment in a global Phase 3 trial in limited-stage small cell lung cancer in the second half of 2024
Early development
•Initiate first-in-human trials for at least 10 NMEs in 2024, including pan-KRAS inhibitor, MTA cooperative PRMT5 inhibitor, EGFR degrader, CDK2 inhibitor, ADCs, and bispecific immune cell engagers
•In partnership with Amgen[3], enroll first patient in China in a Phase 1 study in metastatic castration-resistant prostate cancer for xaluritamig (AMG 509, STEAP1 x CD3 XmAb® T-cell engager molecule4) in the first half of 2024

1 Leads Biolabs collaboration; BeiGene has commercial rights excluding China
2 Jazz/Zymeworks collaboration; BeiGene has commercial rights in APAC (excluding Japan), Australia, New Zealand
3 Amgen collaboration; BeiGene will have commercial rights in China and tiered mid-single digit royalties on net sales outside of China
4 XmAb® is a registered trademark of Xencor, Inc.

Exhibit 99.1

Manufacturing Operations
•Neared completion of $800 million U.S. flagship biologics manufacturing and clinical R&D facility at the Princeton West Innovation Campus in Hopewell, New Jersey, which is expected to be operational in July 2024; the property has more than 1 million square feet of total developable real estate allowing for future expansion;

•Completed construction on new small molecule manufacturing campus in Suzhou, China. Phase 1 of construction added more than 559,000 square feet and expanded production capacity to 1 billion solid dosage form units annually; and

•Completed construction of a 250,000-square-foot ADC production facility and additional 170,000-square-foot biologics clinical production capabilities at our state-of-the-art biologics facility in Guangzhou, China, which brings the total capacity to 65,000 liters.

Corporate Developments
•Acquired an exclusive global license to a differentiated CDK2 inhibitor from Ensem Therapeutics, Inc., complementing the Company’s early development pipeline in breast cancer and other solid tumors.

Exhibit 99.1
Financial Summary
Select Condensed Consolidated Balance Sheet Data (U.S. GAAP)
(Amounts in thousands of U.S. Dollars)

	As of
	December 31,	December 31,
	2023	2022
	(audited)
Assets:
Cash, cash equivalents, restricted cash and short-term investments	$3,188,584	$4,540,288
Accounts receivable, net	358,027	173,168
Inventories, net	416,122	282,346
Property, plant and equipment, net	1,324,154	845,946
Total assets	$5,805,275	$6,379,290
Liabilities and equity:
Accounts payable	$315,111	$294,781
Accrued expenses and other payables	693,731	467,352
Deferred revenue	300	255,887
R&D cost share liability	238,666	293,960
Debt	885,984	538,117
Total liabilities	2,267,948	1,995,935
Total equity	$3,537,327	$4,383,355

Exhibit 99.1
Condensed Consolidated Statements of Operations (U.S. GAAP)
(Amounts in thousands of U.S. dollars, except for shares, American Depositary Shares (ADSs), per share and per ADS data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(unaudited)		(audited)
Revenue
Product revenue, net	$630,526	$339,022	$2,189,852	$1,254,612
Collaboration revenue	3,883	41,073	268,927	161,309
Total revenues	634,409	380,095	2,458,779	1,415,921
Cost of sales - products	105,832	73,522	379,920	286,475
Gross profit	528,577	306,573	2,078,859	1,129,446
Operating expenses
Research and development	493,987	446,023	1,778,594	1,640,508
Selling, general and administrative	416,547	328,984	1,504,501	1,277,852
Amortization of intangible assets	1,838	188	3,500	751
Total operating expenses	912,372	775,195	3,286,595	2,919,111
Loss from operations	(383,795)	(468,622)	(1,207,736)	(1,789,665)
Interest income , net	16,274	18,219	74,009	52,480
Other income (expense), net	16,749	19,438	307,891	(223,852)
Loss before income taxes	(350,772)	(430,965)	(825,836)	(1,961,037)
Income tax expense	16,781	14,370	55,872	42,778
Net loss	(367,553)	(445,335)	(881,708)	(2,003,815)

Net loss per share	$(0.27)	$(0.33)	$(0.65)	$(1.49)
Weighted-average shares outstanding—basic and diluted	1,353,005,058	1,348,916,108	1,357,034,547	1,340,729,572

Net loss per American Depositary Share (“ADS”)	$(3.53)	$(4.29)	$(8.45)	$(19.43)
Weighted-average ADSs outstanding—basic and diluted	104,077,312	103,762,778	104,387,273	103,133,044

Exhibit 99.1
Note Regarding Use of Non-GAAP Financial Measures
BeiGene provides certain non-GAAP financial measures, including Adjusted Operating Expenses and Adjusted Operating Loss and certain other non-GAAP income statement line items, each of which include adjustments to GAAP figures. These non-GAAP financial measures are intended to provide additional information on BeiGene’s operating performance. Adjustments to BeiGene’s GAAP figures exclude, as applicable, non-cash items such as share-based compensation, depreciation and amortization. Certain other special items or substantive events may also be included in the non-GAAP adjustments periodically when their magnitude is significant within the periods incurred. BeiGene maintains an established non-GAAP policy that guides the determination of what costs will be excluded in non-GAAP financial measures and the related protocols, controls and approval with respect to the use of such measures. BeiGene believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of BeiGene’s operating performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the Company’s historical and expected financial results and trends and to facilitate comparisons between periods and with respect to projected information. In addition, these non-GAAP financial measures are among the indicators BeiGene’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies.

Exhibit 99.1
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Reconciliation of GAAP to adjusted cost of sales - products:
GAAP cost of sales - products	$105,832	$73,522	$379,920	$286,475
Less: Depreciation	1,898	—	8,578	—
Less: Amortization of intangibles	1,119	781	3,739	3,225
Adjusted cost of sales - products	$102,815	$72,741	$367,603	$283,250

Reconciliation of GAAP to adjusted research and development:
GAAP research and development	$493,987	$446,023	$1,778,594	$1,640,508
Less: Share-based compensation expenses	39,424	34,966	163,550	139,348
Less: Depreciation	17,180	6,871	56,084	26,241
Adjusted research and development	$437,383	$404,186	$1,558,960	$1,474,919

Reconciliation of GAAP to adjusted selling, general and administrative:
GAAP selling, general and administrative	$416,547	$328,984	$1,504,501	$1,277,852
Less: Share-based compensation expenses	53,328	43,160	204,038	163,814
Less: Depreciation	1,784	10,176	15,774	36,061
Adjusted selling, general and administrative	$361,435	$275,648	$1,284,689	$1,077,977

Reconciliation of GAAP to adjusted operating expenses
GAAP operating expenses	912,372	775,195	3,286,595	2,919,111
Less: Share-based compensation expenses	92,752	78,126	367,588	303,162
Less: Depreciation	18,964	17,047	71,858	62,302
Less: Amortization of intangibles	1,838	188	3,500	751
Adjusted operating expenses	$798,818	$679,834	$2,843,649	$2,552,896

Reconciliation of GAAP to adjusted loss from operations:
GAAP loss from operations	$(383,795)	$(468,622)	$(1,207,736)	$(1,789,665)
Plus: Share-based compensation expenses	92,752	78,126	367,588	303,162
Plus: Depreciation	20,862	17,047	80,436	62,302
Plus: Amortization of intangibles	2,957	969	7,239	3,976
Adjusted loss from operations	$(267,224)	$(372,480)	$(752,473)	$(1,420,225)

Please note that the figures presented above may not sum exactly due to rounding

Exhibit 99.1
About BeiGene
BeiGene is a global oncology company that is discovering and developing innovative treatments that are more affordable and accessible to cancer patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 10,000 colleagues spans five continents, with administrative offices in Basel, Beijing, and Cambridge, U.S. To learn more about BeiGene, please visit www.beigene.com and follow us on LinkedIn and X (formerly known as Twitter).
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s progress towards becoming an impactful next-generation oncology innovator; the future of BeiGene’s oncology pipeline; BeiGene’s ability to grow revenue across new and existing geographies, particularly in the U.S.; the expected capacities and completion dates for the Company’s manufacturing facilities under construction; and the potential for such facilities to increase manufacturing capabilities; BeiGene’s anticipated regulatory approvals, submissions and clinical activities; and BeiGene’s plans, commitments, aspirations and goals under the caption “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene’s ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene’s reliance on third parties to conduct drug development, manufacturing, commercialization, and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products; BeiGene’s ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; and those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Liza Heapes	Kyle Blankenship
+1 857-302-5663	+1 667-351-5176
ir@beigene.com	media@beigene.com

IMBRUVICA® is a registered trademark of Pharmacyclics LLC.